Exhibit 99.1

Edgewater Acquires M2 Dynamics

Expands Reach and Depth in Oracle Business Analytics

Accretive to 2016 Earnings Per Share

Wakefield, MA – December 22, 2015 – Edgewater Technology, Inc. (EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, today announced that it has acquired the assets of M2 Dynamics Inc. (“M2”). M2 is an Oracle Platinum Partner providing Oracle Enterprise Performance Management (“EPM”) and Business Intelligence (“BI”) solutions and services primarily to the West Coast and southern regions of the United States.

M2 will join Edgewater Ranzal in providing clients with IT consultancy services specializing in Business Analytics and encompassing EPM, BI and Big Data solutions.

“We have been working on the M2 transaction for several months and are pleased to complete this highly complementary acquisition. The acquisition of this key Oracle EPM asset represents another important step in our strategy to provide the full range and breadth of service delivery that our customers are demanding,” said Shirley Singleton, Edgewater’s chairman, president and CEO. “We expect the acquisition will be accretive to 2016 earnings per share, and will provide us with increased scale to further strengthen our existing foundation and enhance our ability to drive growth and value creation for stockholders.”

“We are pleased to see Edgewater Ranzal and M2 come together,” said Hari Sankar, group vice president, product management, Oracle. “The combination will provide depth of expertise covering the full range of Enterprise Performance Management offerings across cloud and on-premises, and deliver value for Oracle customers.”

“The addition of M2 expands, and substantially completes, our North American geographic footprint with virtually no overlap on our existing client base,” said Edgewater Executive Vice President Robin Ranzal. “M2 brings large scale cloud-based EPM references, as well as new verticals in aerospace, retail, entertainment and financial services, all of which will be strategic additions to our Oracle EPM portfolio of services.”

Total consideration paid at closing was approximately $16.1 million, in cash. The purchase price is subject to a net working capital adjustment and additional contingent consideration of up to approximately $6.6 million, based on operating results over a one-year period immediately following closing. Contingent consideration earned, if any, would be payable in cash. M2’s operating results will be combined with those of Edgewater’s beginning on December 21, 2015.

Ridgecrest Advisors served as an advisor to Edgewater on this transaction.

About Edgewater

Edgewater (EDGW) helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

About Edgewater Ranzal

Edgewater Ranzal is a full-service Oracle Platinum Consulting Partner with unrivalled expertise in delivering Oracle Hyperion Enterprise Performance Management, Business Intelligence and Big Data solutions. We consistently apply and update leading-practice methodologies to address changing business requirements and take advantage of evolving system capabilities. With resources and clients located throughout the United States, Canada, and Europe, we are one of the largest specialized Oracle Business Analytics partners. To learn more, visit ranzal.com, e-mail info@ranzal.com, or call +1.914.253.6600.

About Oracle PartnerNetwork

Oracle PartnerNetwork (OPN) Specialized is the latest version of Oracle’s partner program that provides partners with tools to better develop, sell and implement Oracle solutions. OPN Specialized offers resources to train and support specialized knowledge of Oracle products and solutions and has evolved to recognize Oracle’s growing product portfolio, partner base and business opportunity. Key to the latest enhancements to OPN is the ability for partners to differentiate through Specializations. Specializations are achieved through competency development, business results, expertise and proven success. To find out more visit http://www.oracle.com/partners.

Safe Harbor for Forward-Looking and Cautionary Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to building critical mass in the Oracle partner channel, further expansion into Oracle’s services channel, our ability to successfully leverage M2’s delivery strategy in areas of our Oracle practice, the accretive nature of the M2 acquisition and the future financial performance necessary to achieve additional contingent earnout consideration. These forward-looking statements represent the company’s present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and business conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission, including “Part I – Item 1A. Risk Factors” in the company’s 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

Company Contact:

Timothy R. Oakes

Chief Financial Officer

1-781-246-3343